Exhibit 21.1 - List of Subsidiaries

Name	Percentage Owned

DonTech Waste Services Inc..	100%
Dalian Dongtai Industrial Waste Treatment Co., Ltd.	90% (owned by DonTech Waste Services, Inc.)
Liaoyang Dongtai Industry Waste Treatment Co. Ltd.	54% (60% owned by Dongtai)